HASI Announces Fourth Quarter and Full Year 2023 Results, Dividend Increase, Record Closings, and New Three-Year Guidance
ANNAPOLIS, Md., February 15, 2024 -- (BUSINESS WIRE) -- Hannon Armstrong Sustainable Infrastructure Capital, Inc. ("HASI," "we," "our" or the "Company") (NYSE: HASI), a leading investor in climate solutions, today reported results for the fourth quarter and full year of 2023.

Financial Highlights
•Delivered $1.42 GAAP EPS on a fully diluted basis in 2023, compared with $0.47 in 2022
•Delivered $2.23 Distributable EPS on a fully diluted basis in 2023, compared to $2.08 Distributable EPS in 2022, representing 7% year-on-year growth
•Grew Portfolio 44% in 2023 to $6.2 billion and managed assets 26% to $12.3 billion compared to the end of 2022
•Reported GAAP-based Net Investment Income of $58 million in 2023, compared to $45 million in 2022
•Increased Distributable Net Investment Income in 2023 by 21% year-on-year to $217 million, compared to $180 million in 2022
•Closed $2.3 billion of investments in 2023, compared to $1.8 billion in 2022
•Reported pipeline of greater than $5 billion as of the end of 2023, compared to greater than $4.5 billion as of the end of 2022
•Increased dividend to $0.415 per share for the first quarter of 2024, representing a 5% increase over the dividend declared in the fourth quarter of 2023
•Announced 2% discount on 2023 Dividend Reinvestment and Stock Purchase Plan for the first quarter of 2024
Guidance
•Established new guidance that annual distributable earnings per share is expected to grow at a compounded annual rate of 8% - 10% during the years 2024 to 2026 relative to the 2023 baseline of $2.23 per share
•Established guidance that our dividend per share is expected to be within a payout ratio range of 60% - 70% of distributable earnings per share during the years 2024 to 2026

2024 REIT Election
In December 2023, our Board of Directors approved a plan to revoke our Real Estate Investment Trust (REIT) election and become a taxable C-Corporation, effective January 1, 2024. Our Board of Director’s decision was made after careful consideration of all relevant implications and is not expected to have any material impact on the Company’s business or operations. The Company expects its existing net operating losses ("NOLs") and other tax attributes will enable HASI to continue to operate in a tax efficient manner.

Sustainability and Impact Highlight
•Estimated that more than 760,000 metric tons of carbon emissions will be avoided annually by our transactions closed in 2023, equating to a CarbonCount® score of 0.3 metric tons per $1,000 invested

"Driven by a record volume of closed transactions, HASI delivered another excellent year of financial performance in 2023, underscoring the strength and resilience of our non-cyclical and adaptable business model,” said Jeffrey A. Lipson, HASI President and Chief Executive Officer. "Our updated earnings and dividend guidance demonstrates continued confidence in our strategy over the next three years."

A summary of our results is shown in the table below:

	For the three months ended December 31, 2023		For the three months ended December 31, 2022
	$ in thousands	Per Share (Diluted)	$ in thousands	Per Share (Diluted)
GAAP Net Income	$89,762	$0.74	$(19,928)	$(0.22)
Distributable earnings	60,642	0.53	42,887	0.47
	For the year ended December 31, 2023		For the year ended December 31, 2022
	$ in thousands	Per Share	$ in thousands	Per Share
GAAP Net Income	$148,836	$1.42	$41,502	$0.47
Distributable earnings	232,248	2.23	185,791	2.08

Financial Results
"Our diversified funding platform facilitated record growth in the Portfolio," said Marc T. Pangburn, Chief Financial Officer. "Recent debt raises combined with our liquidity position provide a significant portion of our growth debt capital needs for 2024."

Comparison of the year ended December 31, 2023 to the year ended December 31, 2022
Total revenue increased by $80 million, or 33%. Interest and rental income increased by $68 million, or 42%, due to a larger portfolio and a higher average interest rate. Gain on sale and other income increased by $11 million, or 17%, primarily from a change in mix of assets being securitized. Securitization asset income increased by approximately $1 million, due to a larger volume of securitized assets under management.
Interest expense increased by $55 million, or 48%, due to a higher average interest rate on a larger average outstanding debt balance. Provision for loss on receivables decreased by $1 million compared 2022 as a result of the release of certain loan specific reserves, partially offset by provisions on new loans and loan commitments. Other expenses (compensation and benefits and general and administrative expenses) increased by $2 million primarily due to an increase in our employee headcount and compensation and additional investment in corporate infrastructure.
We recognized $141 million in income using the hypothetical liquidation at book value method (HLBV) for our equity method investments in 2023, compared to $31 million of HLBV income in 2022, primarily due to allocations of income in the current period related to tax credits allocated to other investors in a grid-connected utility-scale solar project.
We recognized income tax expense of $32 million in 2023, compared to an income tax expense of $7 million in 2022, driven primarily by deferred tax expense recognized in the current period associated with the Board’s 2023 approval of our decision to revoke our REIT status effective January 1, 2024.
GAAP net income in 2023 was $151 million, compared to $42 million in 2022, driven primarily by the equity method investment income change discussed above. Distributable earnings in 2023 was $232 million, or an increase of approximately $46 million from 2022 due primarily to an increase in distributable earnings from a larger portfolio.

Leverage

The calculation of our fixed-rate debt and leverage ratios as of December 31, 2023 and December 31, 2022 are shown in the table below:

	December 31, 2023	% of Total	December 31, 2022	% of Total
	($ in millions)		($ in millions)
Floating-rate borrowings (1)	$338	8%	$431	14%
Fixed-rate debt (2)	3,909	92%	2,545	86%
Total	$4,247	100%	$2,976	100%
Leverage (3)	2.0 to 1		1.8 to 1
(1)Floating-rate borrowings include borrowings under our floating-rate credit facilities and commercial paper notes with less than six months original maturity, to the extent such borrowings are not hedged using interest rate swaps.
(2)Fixed-rate debt includes the impact of our interest rate swaps and collars on debt that is otherwise floating. Debt excludes securitizations that are not consolidated on our balance sheet.
(3)Leverage, as measured by our debt-to-equity ratio.

Portfolio
Our balance sheet portfolio totaled approximately $6.2 billion as of December 31, 2023, which included approximately $3.0 billion of behind-the-meter assets and approximately $2.3 billion of grid-connected assets, with the remainder invested in fuels, transportation, and nature assets. The following is an analysis of the performance of our portfolio as of December 31, 2023:

	Portfolio Performance
	Commercial			Government
	1 (1)	2 (2)	3 (3)	1 (1)	Total
	(dollars in millions)
Total receivables held-for-investment	$3,033	$—	$—	$91	$3,124
Less: Allowance for loss on receivables	(50)	—	—	—	(50)
Net receivables held-for-investment (4)	2,983	—	—	91	3,074
Receivables held-for-sale	32	—	—	3	35
Investments	5	—	—	2	7
Real estate	111	—	—	—	111
Equity method investments (5)	2,930	36	—	—	2,966
Total	$6,061	$36	$—	$96	$6,193
Percent of Portfolio	97%	1%	—%	2%	100%
(1)This category includes our assets where based on our credit criteria and performance to date, we believe that our risk of not receiving our invested capital remains low.
(2)This category includes our assets where based on our credit criteria and performance to date, we believe there is a moderate level of risk of not receiving some or all of our invested capital.
(3)This category includes our assets where based on our credit criteria and performance to date, we believe there is substantial doubt regarding our ability to recover some or all of our invested capital. Loans in this category are placed on non-accrual status.
(4)Total reconciles to the total of the government receivables and commercial receivables lines of the consolidated balance sheets.
(5)Some of the individual projects included in portfolios that make up our equity method investments have government off-takers. As they are part of large portfolios, they are not classified separately.

Guidance
The Company expects that annual distributable earnings per share will grow at a compounded annual rate of 8% to 10% from 2024 to 2026, relative to the 2023 baseline of $2.23 per share, which is equivalent to a 2026 midpoint of $2.89 per share. The Company also expects distributions of annual dividends per share from 2024 to 2026 to be set at a payout ratio of 60-70% of annual distributable earnings per share. This guidance reflects the Company’s judgments and estimates of (i) yield on its existing portfolio; (ii) yield on incremental portfolio investments, inclusive of the Company’s existing pipeline; (iii) the volume and profitability of transactions; (iv) amount, timing, and costs of debt and equity capital to fund new investments; (v) changes in costs and expenses reflective of the Company’s forecasted operations; and (vi) the general interest rate and market environment. In addition, distributions are subject to approval by the Company’s Board of Directors on a quarterly basis. The Company has not provided GAAP guidance as discussed in the Forward-Looking Statements section of this press release.

Dividend
The Company is announcing today that its Board of Directors declared a quarterly cash dividend of $0.415 per share of common stock. This dividend will be paid on April 19, 2024, to stockholders of record as of April 5, 2024.

Conference Call and Webcast Information
Hannon Armstrong will host an investor conference call today, Thursday, February 15, 2024, at 5:00 p.m. Eastern time. The conference call can be accessed live over the phone by dialing 1-877-407-0890 (Toll-Free) or +1-201-389-0918 (toll). Participants should inform the operator you want to be joined to the HASI call. The conference call will also be accessible as an audio webcast with slides on our website. A replay after the event will be accessible as on-demand webcast on our website.

About HASI
HASI (NYSE: HASI) is a leading climate positive investment firm that actively partners with clients to deploy real assets that facilitate the energy transition. With more than $12 billion in managed assets, our vision is that every investment improves our climate future. For more information, please visit hasi.com

Forward-Looking Statements:
Some of the information contained in this press release is forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) that are subject to risks and uncertainties. For these statements, we claim the protections of the safe harbor for forward-looking statements contained in such Sections. These forward-looking statements include information about possible or assumed future results of our business, financial condition, liquidity, results of operations, plans and objectives. When we use the words “believe,” “expect,” “anticipate,” “estimate,” “plan,” “continue,” “intend,” “should,” “may” or similar expressions, we intend to identify forward-looking statements. However, the absence of these words or similar expressions does not mean that a statement is not forward-looking. All statements that address operating performance, events or developments that we expect or anticipate will occur in the future are forward-looking statements.
Forward-looking statements are subject to significant risks and uncertainties. Investors are cautioned against placing undue reliance on such statements. Actual results may differ materially from those set forth in the forward-looking statements. Factors that could cause actual results to differ materially from those described in the forward-looking statements include those discussed under the caption “Risk Factors” included in our most recent Annual Report on Form 10-K as well as in other periodic reports that we file with the U.S. Securities and Exchange Commission (the "SEC").

Any forward-looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances, including, but not limited to, unanticipated events, after the date on which such statement is made, unless otherwise required by law. New factors emerge from time to time and it is not possible for management to predict all of such factors, nor can it assess the impact of each such factor on the business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained or implied in any forward-looking statement.
The Company has not provided GAAP guidance as forecasting a comparable GAAP financial measure, such as net income, would require that the Company apply the HLBV method to these investments. In order to forecast under the HLBV method, the Company would be required to make various assumptions related to expected changes in the net asset value of the various entities and how such changes would be allocated under HLBV. GAAP HLBV earnings over a period of time are very sensitive to these assumptions especially in regard to when a partnership transaction flips and thus the liquidation scenarios change materially. The Company believes that these assumptions would require unreasonable efforts to complete and if completed, the wide variation in projected GAAP earnings based upon a range of scenarios would not be meaningful to investors. Accordingly, the Company has not included a GAAP reconciliation table related to any distributable earnings guidance.
Estimated carbon savings are calculated using the estimated kilowatt hours, gallons of fuel oil, million British thermal units of natural gas and gallons of water saved as appropriate, for each project. The energy savings are converted into an estimate of metric tons of CO2 equivalent emissions based upon the project’s location and the corresponding emissions factor data from the U.S. Government and International Energy Agency. Portfolios of projects are represented on an aggregate basis.
Investor Contact:
Neha Gaddam
investors@hasi.com
410-571-6189

Media Contact:
Gil Jenkins
media@hasi.com
443-321-5753

HANNON ARMSTRONG SUSTAINABLE INFRASTRUCTURE CAPITAL, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2023	2022	2023	2022
Revenue
Interest income	$62,170	$36,752	$207,794	$134,656
Rental income	2,239	6,529	21,251	26,245
Gain on sale of assets	15,722	5,935	68,637	57,187
Securitization asset income	5,878	7,962	19,259	17,905
Other income	576	1,130	2,930	3,744
Total revenue	86,585	58,308	319,871	239,737
Expenses
Interest expense	50,595	30,524	171,008	115,559
Provision for loss on receivables	(649)	6,576	11,832	12,798
Compensation and benefits	15,817	13,337	64,344	63,445
General and administrative	6,457	7,238	31,283	29,934
Total expenses	72,220	57,675	278,467	221,736
Income before equity method investments	14,365	633	41,404	18,001
Income (loss) from equity method investments	113,545	(27,241)	140,974	31,291
Income (loss) before income taxes	127,910	(26,608)	182,378	49,292
Income tax (expense) benefit	(36,920)	6,412	(31,621)	(7,381)
Net income (loss)	$90,990	$(20,196)	$150,757	$41,911
Net income (loss) attributable to non-controlling interest holders	1,228	(268)	1,921	409
Net income (loss) attributable to controlling stockholders	$89,762	$(19,928)	$148,836	$41,502
Basic earnings (loss) per common share	$0.80	$(0.22)	$1.45	$0.47
Diluted earnings (loss) per common share	$0.74	$(0.22)	$1.42	$0.47
Weighted average common shares outstanding—basic	111,277,751	89,601,922	101,844,551	87,500,799
Weighted average common shares outstanding—diluted	129,656,080	89,601,922	109,467,554	90,609,329

HANNON ARMSTRONG SUSTAINABLE INFRASTRUCTURE CAPITAL, INC.
CONSOLIDATED BALANCE SHEETS
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

	December 31, 2023	December 31, 2022
Assets
Cash and cash equivalents	$62,632	$155,714
Equity method investments	2,966,305	1,869,712
Commercial receivables, net of allowance of $50 million and $41 million, respectively	2,983,170	1,887,483
Government receivables	90,685	102,511
Receivables held-for-sale	35,299	85,254
Real estate	111,036	353,000
Investments	7,165	10,200
Securitization assets, net of allowance of $3 million and $0, respectively	218,946	177,032
Other assets	77,112	119,242
Total Assets	$6,552,350	$4,760,148
Liabilities and Stockholders’ Equity
Liabilities:
Accounts payable, accrued expenses and other	$163,305	$120,114
Credit facilities	400,861	50,698
Commercial paper notes	30,196	192
Term loan facility	727,458	379,742
Non-recourse debt (secured by assets of $239 million and $632 million, respectively)	160,456	432,756
Senior unsecured notes	2,318,841	1,767,647
Convertible notes	609,608	344,253
Total Liabilities	4,410,725	3,095,402
Stockholders’ Equity:
Preferred stock, par value $0.01 per share, 50,000,000 shares authorized, no shares issued and outstanding	—	—
Common stock, par value $0.01 per share, 450,000,000 shares authorized, 112,174,279 and 90,837,008 shares issued and outstanding, respectively	1,122	908
Additional paid in capital	2,381,510	1,924,200
Accumulated deficit	(303,536)	(285,474)
Accumulated other comprehensive income (loss)	13,165	(10,397)
Non-controlling interest	49,364	35,509
Total Stockholders’ Equity	2,141,625	1,664,746
Total Liabilities and Stockholders’ Equity	$6,552,350	$4,760,148

HANNON ARMSTRONG SUSTAINABLE INFRASTRUCTURE CAPITAL, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(DOLLARS IN THOUSANDS)

	Years Ended December 31,
	2023	2022	2021
Cash flows from operating activities
Net income (loss)	$150,757	$41,911	$127,346
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for loss on receivables	11,832	12,798	496
Depreciation and amortization	3,127	3,993	3,801
Amortization of financing costs	12,958	11,685	11,316
Equity-based compensation	18,386	20,101	17,047
Equity method investments	(108,025)	16,403	(94,773)
Non-cash gain on securitization	(43,542)	(28,614)	(48,332)
(Gain) loss on sale of assets	1,305	(218)	(720)
Changes in receivables held-for-sale	51,538	(62,953)	(22,035)
Loss on debt extinguishment	—	—	14,584
Changes in accounts payable and accrued expenses	48,485	18,176	11,313
Change in accrued interest on receivables and investments	(44,105)	(15,414)	(859)
Other	(3,027)	(17,638)	(5,875)
Net cash provided by operating activities	99,689	230	13,309
Cash flows from investing activities
Equity method investments	(869,412)	(127,867)	(401,856)
Equity method investment distributions received	30,140	110,064	21,777
Proceeds from sales of equity method investments	—	1,700	300
Purchases of and investments in receivables	(1,338,860)	(726,931)	(553,366)
Principal collections from receivables	197,784	125,976	148,769
Proceeds from sales of receivables	7,634	5,047	75,582
Purchases of real estate	—	(4,550)	—
Sales of real estate	—	4,550	—
Purchases of investments and securitization assets	(14,404)	(2,329)	(4,830)
Proceeds from sales of investments and securitization assets	—	7,020	15,197
Collateral provided to hedge counterparties	(93,550)	—	—
Collateral received from hedge counterparties	84,950	—	—
Funding of escrow accounts	—	(5,476)	(12,069)
Withdrawal from escrow accounts	—	22,757	1,756
Other	2,915	(2,071)	5,338

Net cash provided by (used in) investing activities	(1,992,803)	(592,110)	(703,402)
Cash flows from financing activities
Proceeds from credit facilities	1,177,000	100,000	100,000
Principal payments on credit facilities	(827,000)	(150,000)	(22,441)
Proceeds from issuance of commercial paper notes	30,000	—	50,000
Principal payments on commercial paper notes	—	(50,000)	—
Proceeds from issuance of non-recourse debt	—	32,923	—
Principal payments on non-recourse debt	(21,606)	(30,581)	(37,974)
Proceeds from issuance of term loan	365,000	383,000	—
Principal payments on term loan	(16,478)	—	—
Proceeds from issuance of senior unsecured notes	550,000	—	1,000,000
Redemption of senior unsecured notes	—	—	(500,000)
Proceeds from issuance of convertible notes	402,500	200,000	—
Principal payments on convertible notes	(143,748)	(461)	—
Purchase of capped calls related to the issuance of convertible notes	(37,835)	—	—
Net proceeds of common stock issuances	492,377	188,881	200,641
Payments of dividends and distributions	(159,786)	(132,198)	(113,510)
Withholdings on employee share vesting	(1,488)	(3,211)	(14,018)
Redemption premium paid	—	—	(14,101)
Payment of debt issuance costs	(22,894)	(11,754)	(17,750)
Collateral provided to hedge counterparties	(166,600)	—	—
Collateral received from hedge counterparties	176,050	—	—
Other	(3,268)	(9,820)	(12)
Net cash provided by (used in) financing activities	1,792,224	516,779	630,835
Increase (decrease) in cash, cash equivalents, and restricted cash	(100,890)	(75,101)	(59,258)
Cash, cash equivalents, and restricted cash at beginning of period	175,972	251,073	310,331
Cash, cash equivalents, and restricted cash at end of period	$75,082	$175,972	$251,073
Interest paid	$138,418	$98,704	$108,267
Supplemental disclosure of non-cash activity
Residual assets retained from securitization transactions	$35,483	$28,614	$56,432
Equity method investments received upon deconsolidation of a special purpose entity	144,603	—	—
Issuance of common stock from conversion of convertible notes	—	7,674	141,810
Deconsolidation of non-recourse debt and other liabilities	257,746	—	126,139
Deconsolidation of assets pledged for non-recourse debt	374,608	—	130,513

EXPLANATORY NOTES
Non-GAAP Financial Measures
Distributable Earnings
We calculate distributable earnings as GAAP net income (loss) excluding non-cash equity compensation expense, provisions for loss on receivables, amortization of intangibles, non-cash provision (benefit) for taxes, losses or (gains) from modification or extinguishment of debt facilities, any one-time acquisition related costs or non-cash tax charges and the earnings attributable to our non-controlling interest of Hannon Armstrong Sustainable Infrastructure, L.P., a Delaware limited partnership (our “operating partnership”). We also make an adjustment to our equity method investments in the renewable energy projects as described below. We will use judgment in determining when we will reflect the losses on receivables in our distributable earnings, and will consider certain circumstances such as the time period in default, sufficiency of collateral as well as the outcomes of any related litigation. In the future, distributable earnings may also exclude one-time events pursuant to changes in GAAP and certain other adjustments as approved by a majority of our independent directors.
We believe a non-GAAP measure, such as distributable earnings, that adjusts for the items discussed above is and has been a meaningful indicator of our economic performance in any one period and is useful to our investors as well as management in evaluating our performance as it relates to expected dividend payments over time. We believe that our investors also use distributable earnings, or a comparable supplemental performance measure, to evaluate and compare our performance to that of our peers, and as such, we believe that the disclosure of distributable earnings is useful to our investors.
Certain of our equity method investments in renewable energy and energy efficiency projects are structured using typical partnership “flip” structures where the investors with cash distribution preferences receive a pre-negotiated return consisting of priority distributions from the project cash flows, in many cases, along with tax attributes. Once this preferred return is achieved, the partnership “flips” and the common equity investor, often the operator or sponsor of the project, receives more of the cash flows through its equity interests while the previously preferred investors retain an ongoing residual interest. We have made investments in both the preferred and common equity of these structures. Regardless of the nature of our equity interest, we typically negotiate the purchase prices of our equity investments, which have a finite expected life, based on our underwritten cash flows discounted back to the net present value, based on a target investment rate, with the cash flows to be received in the future reflecting both a return on the capital (at the investment rate) and a return of the capital we have committed to the project. We use a similar approach in the underwriting of our receivables.
Under GAAP, we account for these equity method investments utilizing the HLBV method. Under this method, we recognize income or loss based on the change in the amount each partner would receive, typically based on the negotiated profit and loss allocation, if the assets were liquidated at book value, after adjusting for any distributions or contributions made during such quarter. The HLBV allocations of income or loss may be impacted by the receipt of tax attributes, as tax equity investors are allocated losses in proportion to the tax benefits received, while the sponsors of the project are allocated gains of a similar amount. The investment tax credit available for election in solar projects is a one-time credit realized in the quarter when the project is considered operational for tax purposes and is fully allocated under HLBV in that quarter (subject to an impairment test), while the production tax credit required for wind projects and electable for solar projects is a ten year credit and thus is allocated under HLBV over a ten year period. In addition, the agreed upon allocations of the project’s cash flows may differ materially from the profit and loss allocation used for the HLBV calculations in a given period. We also consider the impact of any OTTI in determining our income from equity method investments.
The cash distributions for those equity method investments where we apply HLBV are segregated into a return on and return of capital on our cash flow statement based on the cumulative income (loss) that has been allocated using the HLBV method. However, as a result of the application of the HLBV method, including the impact of tax allocations, the high levels of depreciation and other non-cash expenses that are common to renewable energy projects and the differences between the agreed upon profit and loss and the cash flow allocations, the distributions and thus the economic returns (i.e. return on capital) achieved from the investment are often significantly different from the income or loss that is allocated to us under the HLBV method in any one period. Thus, in calculating distributable earnings, for certain of these investments where there are characteristics as described above, we further adjust GAAP net income (loss) to take into account our calculation of the return on capital (based upon the underwritten investment rate) from our renewable energy equity method investments, as adjusted to reflect the performance of the project and the cash distributed. We believe this equity method investment adjustment to our GAAP net income (loss) in calculating our distributable earnings measure is an important supplement to the income (loss) from equity method investments as determined under GAAP for an investor to understand the economic performance of these investments where HLBV income can differ substantially from the economic returns in any one period.
We have acquired equity investments in portfolios of renewable energy projects which have the majority of the distributions payable to more senior investors in the first few years of the project. The following table provides results related to our equity method investments for the three months and years ended December 31, 2023 and 2022:

	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
	(in millions)
Income (loss) under GAAP	$114	$(27)	$141	$31

Collections of distributable earnings	$9	$16	$39	$57
Return of capital	7	10	24	101
Cash collected (1)	$16	$26	$63	$158
(1)    Cash collected during the years ended 2023 and 2022 includes $9 million and $64 million, respectively of debt issuance proceeds from certain of our equity method investees, the repayment of which we have guaranteed.
Distributable earnings does not represent cash generated from operating activities in accordance with GAAP and should not be considered as an alternative to net income (determined in accordance with GAAP), or an indication of our cash flow from operating activities (determined in accordance with GAAP), or a measure of our liquidity, or an indication of funds available to fund our cash needs, including our ability to make cash distributions. In addition, our methodology for calculating distributable earnings may differ from the methodologies employed by other companies to calculate the same or similar supplemental performance measures, and accordingly, our reported distributable earnings may not be comparable to similar metrics reported by other companies.
Reconciliation of our GAAP Net Income to Distributable Earnings
We have calculated our distributable earnings and provided a reconciliation of our GAAP net income to distributable earnings for the three months and year ended December 31, 2023 and 2022 in the tables below.

	For the Three Months Ended December 31, 2023		For the Three Months Ended December 31, 2022
	(dollars in thousands, except per share amounts)
	$	per share	$	per share
Net income attributable to controlling stockholders (1)	$89,762	$0.74	$(19,928)	$(0.22)
Distributable earnings adjustments:
Reverse GAAP (income) loss from equity method investments	(113,545)		27,241
Add equity method investments earnings	43,304		32,802
Equity-based expense	3,409		2,108
Provision for loss on receivables	(649)		6,576
Amortization of intangibles	213		768
Non-cash provision (benefit) for taxes	36,920		(6,412)
Current year earnings attributable to non-controlling interest	1,228		(268)
Distributable earnings (2)	$60,642	$0.53	$42,887	$0.47
(1)The per share amounts represent GAAP diluted earnings per share and is the most comparable GAAP measure to our distributable earnings per share.
(2)Distributable earnings per share for the three months ended December, 2023 and 2022, are based on 113,847,831 shares and 91,536,442 shares outstanding, respectively, which represents the weighted average number of fully-diluted shares outstanding including our restricted stock awards, restricted stock units, long-term incentive plan units, and the non-controlling interest in our operating partnership. We include any potential common stock issuances related to share based compensation units in the amount we believe is reasonably certain to vest. As it relates to convertible or exchangeable notes, we will assess the market characteristics around the instrument to determine if it is more akin to debt or equity based on an expectation of the likelihood of conversion based on current conditions. If the instrument is more debt-like then we will include any related interest expense and exclude the underlying shares issuable upon conversion of the instrument. If the instrument is more equity-like and is more dilutive when treated as equity then we will exclude any related interest expense and include the weighted average shares underlying the instrument. We will consider the impact of any capped calls in assessing whether an instrument is equity-like or debt like.

	Year Ended December 31, 2023		Year Ended December 31, 2022
	(dollars in thousands, except per share amounts)
	$	per share	$	per share
Net income attributable to controlling stockholders (1)	$148,836	$1.42	$41,502	$0.47
Distributable earnings adjustments:
Reverse GAAP (income) loss from equity method investments	(140,974)		(31,291)
Add equity method investments earnings	156,757		131,762
Equity-based expense	19,782		20,101
Provision for loss on receivables (2)	11,832		12,798
Amortization of intangibles	2,473		3,129
Non-cash provision (benefit) for taxes	31,621		7,381
Current year earnings attributable to non-controlling interest	1,921		409
Distributable earnings (3)	$232,248	$2.23	$185,791	$2.08
(1)The per share amounts represent GAAP diluted earnings per share and is the most comparable GAAP measure to our distributable earnings per share.
(2)In addition to these provisions, in the second quarter of 2022 we wrote-off two commercial receivables with a combined total carrying value of approximately $8 million which represented assignments of land lease payments from two wind projects that we had originated in 2014 as a part of an acquisition of a large land portfolio. In 2017, the operator of the projects terminated the lease, at which time we filed a legal claim and placed these assets on non-accrual status. In 2019, we received a court decision indicating that the owners of the projects were within their rights under the contract terms to terminate the lease which impacts the land lease assignments to us, at which time we reserved the receivables for their full carrying amount. In the second quarter of 2022, we received a court decision indicating that our appeal was not successful, and accordingly wrote off the full amount of the receivable. We have excluded the write off from Distributable earnings due to the infrequent occurrence of credit losses as well as the unique nature of the receivables, as the assignment of land lease payments from wind projects represent a small portion of our total portfolio.
(3)Distributable earnings per share for the years ended December 31, 2023 and 2022, are based on 104,319,803 shares and 89,355,907 shares outstanding, respectively, which represents the weighted average number of fully-diluted shares outstanding including our restricted stock awards, restricted stock units, long-term incentive plan units, and the non-controlling interest in our operating partnership. We include any potential common stock issuances related to share based compensation units in the amount we believe is reasonably certain to vest. As it relates to convertible or exchangeable notes, we will assess the market characteristics around the instrument to determine if it is more akin to debt or equity based on an expectation of the likelihood of conversion based on current conditions. If the instrument is more debt-like then we will include any related interest expense and exclude the underlying shares issuable upon conversion of the instrument. If the instrument is more equity-like and is more dilutive when treated as equity then we will exclude any related interest expense and include the weighted average shares underlying the instrument. We will consider the impact of any capped calls in assessing whether an instrument is equity-like or debt like.

Distributable Net Investment Income

We have a portfolio of debt and equity investments in climate change solutions. We calculate distributable net investment income by adjusting GAAP-based net investment income for those distributable earnings adjustments described above which impact investment income. We believe that this measure is useful to investors as it shows the recurring income generated by our portfolio after the associated interest cost of debt financing. Our management also uses distributable net investment income in this way. Our non-GAAP distributable net investment income measure may not be comparable to similarly titled measures used by other companies. The following is a reconciliation of our GAAP-based net investment income to our distributable net investment income:

	Three months ended December 31,		Year ended December 31,
	2023	2022	2023	2022
	(in thousands)
Interest income	$62,170	$36,752	$207,794	$134,656
Rental income	2,239	6,529	21,251	26,245
GAAP-based investment revenue	64,409	43,281	229,045	160,901
Interest expense	50,595	30,524	171,008	115,559
GAAP-based net investment income	13,814	12,757	58,037	45,342
Equity method earnings adjustment (1)	43,304	32,802	156,757	131,762
Amortization of real estate intangibles (2)	213	768	2,473	3,061
Distributable net investment income	$57,331	$46,327	$217,267	$180,165

(1)     Reflects adjustment for equity method investments described above.

(2)    Adds back non-cash amortization related to acquired real estate leases.

Managed Assets

As we both consolidate assets on our balance sheet and securitize assets, certain of our receivables and other assets are not reflected on our balance sheet where we may have a residual interest in the performance of the investment, such as servicing rights or a retained interest in cash flows. Thus, we present our investments on a non-GAAP “managed” basis, which assumes that securitized receivables are not sold. We believe that our Managed Asset information is useful to investors because it portrays the amount of both on- and off-balance sheet receivables that we manage, which enables investors to understand and evaluate the credit performance associated with our portfolio of receivables, investments, and residual assets in securitized receivables. Our non-GAAP Managed Assets measure may not be comparable to similarly titled measures used by other companies.

The following is a reconciliation of our GAAP-based Portfolio to our Managed Assets as of December 31, 2023 and December 31, 2022:

	As of
	December 31, 2023	December 31, 2022
	(dollars in millions)
Equity method investments	$2,966	$1,870
Commercial receivables, net of allowance	2,983	1,887
Government receivables	91	103
Receivables held-for-sale	35	85
Real estate	111	353
Investments	7	10
GAAP-Based Portfolio	6,193	4,308
Assets held in securitization trusts	6,060	5,486
Managed assets	$12,253	$9,794